Exhibit 23.2

Brett R. Marshall

563.333.6630

BMarshall@l-wlaw.com

220 North Main Street Suite 600

Davenport, IA 52801

563.324.3246

www.L-WLaw.com

March 11, 2025

Consent of Lane & Waterman LLP

We consent to the use of our Iowa tax opinion dated as of March 11, 2025, addressed to John Deere Capital Corporation, John Deere Receivables LLC, Computershare Delaware Trust Company, U.S. Bank Trust Company, National Association, MUFG Securities Americas Inc., BofA Securities, Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC, SG Americas Securities, LLC, TD Securities (USA) LLC and Fitch Ratings, Inc. for filing as an exhibit to the Form 8-K of John Deere Owner Trust 2025, dated as of March 11, 2025.

Very truly yours,

/s/ LANE & WATERMAN LLP